Exhibit 99.1

WPT Enterprises, Inc. Reports Fourth Quarter and Full Year
Fiscal 2006 Financial Results

LOS ANGELES, March 12, 2007 – WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the fourth quarter and year ended December 31, 2006. Business highlights for the quarter included delivery of four episodes of Season V of the World Poker Tour® (WPT) television series, five episodes of Season I of the Professional Poker Tour™ (PPT) television series and continued progress in the development of the Company’s new online poker room and casino, which is scheduled to launch during the second quarter of 2007.

Financial Results. Revenues increased 13% in the fourth quarter of 2006 to $5.9 million, compared to $5.2 million in the same period in 2005. The increase was primarily due to the delivery of five episodes of Season I of the PPT television series in the fourth quarter of 2006 versus no episodes of the PPT delivered in the same period in 2005, offset by lower international television and product licensing revenues.  The Company reported a net loss for the quarter of $1.1 million, or $0.05 per fully-diluted share compared to a net loss of $1.4 million, or $0.07 per fully-diluted share, in the 2005 period.

For the year ended December 31, 2006, revenues were $29.3 million, compared to $18.1 million in the year ended January 1, 2006, an increase of 62%.  The increase is due primarily to the delivery of twenty-four episodes of Season I of the PPT television series versus no episodes of the PPT delivered in 2005, combined with the delivery of sixteen episodes of Season IV and five episodes of Season V of the WPT television series in fiscal 2006 (21 total episodes) compared to thirteen episodes of Season III and five episodes of Season IV in fiscal 2005 (18 total episodes). Other increases in online gaming and event hosting and sponsorship were offset in part by a decline in product licensing revenue. The Company’s net earnings for the year ended December 31, 2006, were $7.8 million, or $0.38 per fully-diluted share, compared to a net loss of $5.0 million, or $0.26 per fully-diluted share in the prior fiscal year.  The primary reasons for the increase in earnings year-over-year were the significant increase in revenues and a $10.2 million realized gain (pre-tax) on the sale of PokerTek common stock, offset by approximately $3.6 million of share-based compensation expense resulting from the implementation of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment-Revised 2004.

“During 2006, we further built the WPT brand and our business through a combination of forty-five delivered episodes of our WPT and PPT television shows and the expansion of our sponsorship roster for Season V of the WPT.  Furthermore, during 2006, we created the framework for our future online gaming and internet businesses.  We are excited about our prospects in the new year,” said Steve Lipscomb, the Company’s Chief Executive Officer. “Worldwide participation in and enthusiasm for the sport of poker continues to grow, and WPT has built a strong brand, positioned at the epicenter of the sport. With the upcoming debut of our online internet gaming site in mid-2007, we hope to further capitalize on and monetize our brand awareness in overseas markets, which have been, and will likely continue to be, a large and lucrative market.  While 2007 will be a year of strategic investment, we are confident that we have the strategic initiatives in place to drive long term growth and profitability, and provide increased long term value to our shareholders.”

Domestic television license revenues were $3.4 million in the fourth quarter of 2006, a significant increase from $1.7 million in the fourth quarter of 2005.  The increase was due to the delivery of five episodes of Season I of the PPT during the 2006 quarter compared to none in the prior year period.  International television licensing revenues decreased to $0.8 million from $1.4 million a year ago due to fewer television distribution agreements in the marketplace.  Product licensing revenues were $0.9 million in the fourth quarter of 2006 compared to $1.3 million in the fourth quarter of 2005. The decrease was due primarily to lower license revenues from certain licensees, including US Playing Card and MDI during the fourth quarter.  Online gaming generated revenues of $0.5 million in the fourth quarter of 2006 compared to $0.7 million in the fourth quarter of 2005.  The decrease was a result of reduced marketing efforts in anticipation of the upcoming re-launch of the online gaming site later this year.

Cost of revenues increased slightly to $2.0 million in the fourth quarter of 2006 from $1.9 million in the fourth quarter of 2005. Overall gross margins were 66% in the fourth quarter of 2006, compared to 64% in the fourth quarter of 2005.  Domestic television licensing margins were 62% in the fourth quarter of 2006 compared to 33% in the same period in 2005.   The increase was primarily due to expensing PPT production costs during 2005 prior to reaching a distribution agreement with Travel Channel.  The increased margins were offset by online gaming margins of 34% in the fourth quarter of 2006 compared to 56% in the same period in 2005.  The decrease was a result of an amendment of the agreement with the service provider that significantly increased the percentage of revenues paid to that party, which contributed to the lower margin.

Selling, general and administrative expenses decreased to $4.6 million in the fourth quarter of 2006 compared to $5.1 million in the fourth quarter of 2005. The decrease was primarily due to lower sales and marketing expenses as a result of reduced online gaming marketing efforts during our preparation for the re-launch of our online gaming site, offset by $0.6 million of share-based compensation expense resulting from the implementation of SFAS No. 123(R).  There was no share-based compensation expense related to employee and director stock options recognized during fiscal 2005, pursuant to the accounting guidance in effect during fiscal 2005.

The income tax provision of $4.4 million for 2006 primarily relates to the realized gain on the sale of PokerTek common stock.

At December 31, 2006, the Company had no debt, and total cash, cash equivalents and investments in marketable securities of approximately $39.6 million.

Future Broadcast Arrangements for Season VI of the World Poker Tour Television Series

The Travel Channel and the Company were unable to arrive at economic terms for the broadcast rights for Season VI of the WPT television series prior to the original option deadline of March 10, 2007, and have extended the option period to April 1, 2007, and continue to negotiate.  Season V episodes are scheduled to begin broadcasting on the Travel Channel in April 2007.

2007 Outlook

For the first quarter of 2007, revenues are expected to be in the range of $4.5– $5.0 million.  The Company expects to deliver five episodes of Season V of the WPT television series in the first quarter of 2007, with the remainder of Season V episodes to be delivered during the second and third quarters of 2007.  The Company also continues to expect lower revenues and gross profits in online gaming during the first and second quarters of 2007 as a result of the increased percentage of online poker revenues it has agreed to pay to its current service provider for the remaining term of the agreement, as well as reduced marketing efforts in anticipation of the upcoming debut of the Company’s online gaming site.

Regarding full year revenues, the Company expects:

•  to deliver seventeen episodes of Season V and five episodes of Season VI of the WPT television series (assuming a distribution agreement is negotiated covering Season VI),

•  no revenue for the PPT,

•  to recognize host fee and sponsorship revenues as WPT episodes are aired during the second and third quarters of 2007,

•  sponsorship revenue associated with the PartyGaming agreement to begin in the second half of 2007, and

•  to debut the online gaming website in the middle of the year.

Regarding expenses, the Company expects year-over-year general and administrative costs to significantly ramp up beginning in the first quarter of 2007, as it increases headcount to support the re-launch of the online gaming website and build out the non-gaming aspects of Worldpokertour.com (e.g. WPT Academy).  Year-over-year sales and marketing costs are projected to significantly increase during the second quarter of 2007 as the Company aggressively invests in marketing its online gaming business.

Investor Conference Call

WPT Enterprise’s quarterly earnings conference call is scheduled to begin later today (March 12, 2007) at 1:45 p.m., Pacific Time (USA).  The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company's website at www.worldpokertour.com. For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and in more than 150 markets globally. With the WPT in its fifth season, WPTE has launched a second series on the Travel Channel, the Professional Poker Tour™, which focuses on the play of poker’s leading stars.  WPT also operates a real-money online gaming website, www.wptonline.com, which prohibits wagers from players in the U.S. and other restricted jurisdictions. WPT Enterprises currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).  Photos and media information can be found online at:  www.worldpokertour.com/media. (WPTEF)

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE's brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE's significant dependence on the Travel Channel as a source of revenue; the fact that the Travel Channel has not yet exercised its option to air Season VI of the World Poker Tour, and there is no assurance that the Company and TRV will agree on the necessary arrangements for such broadcast; or that the economic terms of the arrangements will be favorable to WPT; the fact that the Travel Channel has elected not to air the PPT series after the first season; difficulty of predicting the future results of our online casino business, which is a relatively new industry with an increasing number of market entrants; the increased time, cost and expense of developing and maintaining WPTE's own online gaming software, and the uncertainty that the re-launch of our online gaming website will achieve enough commercial success to be profitable; the uncertain impact of the Unlawful Internet Gambling Enforcement Act of 2006 on our business and on the competitive environment for finding online gaming customers outside the United States; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE's television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE's relationships with key licensing and strategic partners; and WPTE's dependence on its senior management team. For more information, review WPTE's filings with the Securities and Exchange Commission.

Company Contact:	Scott Friedman, Chief Financial Officer
323-330-9900
sfriedman@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum / Allyson Pooley
Integrated Corporate Relations, Inc.
310-954-1100
agreenebaum@icrinc.com / apooley@icrinc.com

Financial Tables to follow

WPT ENTERPRISES, INC.

Balance Sheets

December 31, 2006 and January 1, 2006

(unaudited)

	December 31, 2006	January 1, 2006
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$8,360	$1,737
Investments in marketable securities	31,263	26,735
Accounts receivable, net of return allowance of $18 and $65	2,353	3,091
Deferred television costs	1,722	1,520
Inventory	55	45
Other	680	665
	44,433	33,793

Property and equipment, net	3,375	1,271
Restricted cash	453	249
Investments	2,923	10,627
Other	156	320
	$51,340	$46,260

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$674	$1,550
Accrued payroll and related	1,205	246
Other accrued expenses	1,076	941
Deferred revenue	4,740	5,150
Income taxes payable	394	—
	8,089	7,887

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value; authorized 100,000 shares; 20,378 and 20,158 shares issued and outstanding	20	20
Additional paid-in capital	41,719	34,113
Retained earnings (deficit)	1,561	(6,208)
Accumulated other comprehensive gain (loss)	(49)	10,449
Deferred compensation	—	(1)
	43,251	38,373
	$51,340	$46,260

WPT ENTERPRISES, INC.

Statements of Earnings (Loss)

(In thousands, except per share data)

(unaudited)

	Three months ended		Years ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006

Revenues:
License fees:
Domestic television	$3,404	$1,658	$16,871	$7,649
International television	787	1,384	2,978	2,840
Product licensing	937	1,272	3,315	4,398
	5,128	4,314	23,164	14,887

Online gaming	506	694	3,150	864
Event hosting and sponsorship fees	181	108	2,638	1,894
Other	96	116	309	418
	5,911	5,232	29,261	18,063

Cost of revenues	1,982	1,862	10,316	9,987

Gross profit	3,929	3,370	18,945	8,076

Selling, general and administrative expense	4,574	5,065	18,630	14,087

Earnings (loss) from operations	(645)	(1,695)	315	(6,011)

Other income:
Gain on sale of investment	—	—	10,216	—
Interest	455	283	1,630	1,017
Earnings (loss) before income taxes	(190)	(1,412)	12,161	(4,994)

Income taxes	(891)	(8)	(4,392)	(9)

Net earnings (loss)	(1,081)	(1,420)	7,769	$(5,003)

Net earnings (loss) per common share - basic	$(0.05)	$(0.07)	$0.38	$(0.26)

Net earnings (loss) per common share - diluted	$(0.05)	$(0.07)	$0.38	$(0.26)

Weighted-average common shares outstanding - basic	20,603	19,723	20,457	19,575

Dilutive effect of:
Options	1	—	47	—

Weighted-average common shares outstanding - diluted	20,604	19,723	20,504	19,575